Exhibit 99.1

FOR IMMEDIATE RELEASE

May 21, 2021

Codorus Valley Bancorp, Inc.

Announces Retirement of Director Harry R. Swift, Esq.

YORK, Pa. – Codorus Valley Bancorp, Inc. (“Codorus Valley” or the “Corporation”) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced the retirement of Director Harry R. Swift, Esq. from the Boards of Directors of the Corporation and PeoplesBank, effective as of May 31, 2021.

Chairman of the Board, Larry J. Miller, said: "On behalf of the Corporation's Board of Directors, I thank Ron for his 24 years of valuable service, leadership and contributions to the Corporation as an officer, General Counsel and Director. We wish him good health, much happiness and prosperity in his retirement."

Since joining the Board of the Corporation and PeoplesBank in 2012, Mr. Swift has, at various times, been a member of and Chaired the Corporation's Enterprise Risk Management Committee and Corporate Governance Committee and Chaired the PeoplesBank Wealth Management Committee and CRA Committee. A resident of York County since 1973, Mr. Swift is a retired attorney and was employed by the Corporation and PeoplesBank beginning in 1997 and retired as General Counsel and Secretary on December 31, 2013.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2020 Form 10-K, including the Risk Factors section of that report, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller	Larry D. Pickett, CPA
Chairman, President and CEO	Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com